Exhibit 99.1

ConAgra Foods, Inc.
ANNUAL MEETING OF STOCKHOLDERS

CERTIFICATE OF INSPECTOR OF ELECTION

VOTING

                I, the undersigned, duly appointed to act as Inspector of Election at the 2003 Annual Meeting of Stockholders of ConAgra Foods, Inc. (the “Company”), do hereby certify that:

                1.   The Annual Meeting of Stockholders of the Company was held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska, on Thursday, September 25, 2003, at 1:30 p.m. local time, pursuant to notice duly given.

                2.   Before entering upon my duty as Inspector of Election, I took and subscribed the Oath of Inspector of Election, a copy of which is annexed hereto.

                3.   536,971,526 shares of Common Stock of the Company were outstanding at the close of business on July 31, 2003 and eligible to vote at the Annual Meeting, each share being entitled to one vote, constituting all of the outstanding voting securities of the Company. There were present at the Annual Meeting, by proxy, holders of 443,326,105 shares of Common Stock of the Company entitled to vote, representing 82.56% of the shares entitled to vote at the Annual Meeting.

                4.   The under signed canvassed the votes of the Stockholders cast by ballot or proxy on the matters presented at the Annual Meeting.

                5.   The following nominees for directors received the following number of votes, being in each case in excess of a majority of the shares of Common Stock of the Company voting at the Annual Meeting.

	No. of Shares Voted for	% of Shares Voting Voted for	No. of Shares Voted to Withhold Authority	% of Shares Voting Voted to Withhold Authority

David H. Batchelder	434,598,198	98.03	8,727,957	1.97

Robert A. Krane	431,454,914	97.32	11,871,191	2.78

Mark H. Rauenhorst	435,818,810	98.31	7,507,295	1.79

Bruce Rohde	428,454,226	96.64	14,871,879	3.46

Exhibit 99.1 (Continued)

                6.   The votes cast for, against or abstaining from, and the broker non-votes with respect to, the ratification of the appointment of Deloitte & Touche as Independent Auditors for the fiscal year of 2004 were as follows:

No. of Shares Voted For	% of Voted Shares Voted For	No. of Shares Voted Against	% of Voted Shares Voted Against	No. of Abstentions	No. of Broker Non-Vote
422,456,922	95.29	17,984,346	4.11	2,884,833	0

                7.   The votes cast for, against or abstaining from, and the broker non-votes with respect to, the approval of the Stockholder Proposal regarding Genetically Engineered Food were as follows:

No. of Shares Voted For	% of Outstanding Shares Voted For	No. of Shares Voted Against	% of Outstanding Shares Voted Against	No. of Abstentions	No. of Broker Non-Vote
29,782,344	5.54	277,782,484	51.73	45,598,520	90,162,807

                8.   The votes cast for, against or abstaining from, and the broker non-votes with respect to, the approval of the Stockholder Proposal regarding Stock Options Plan Changes were as follows:

No. of Shares Voted For	% of Outstanding Shares Voted For	No. of Shares Voted Against	% of Outstanding Shares Voted Against	No. of Abstentions	No. of Broker Non-Vote
38,307,721	7.13	305,441,646	56.88	9,413,615	90,163,123

Exhibit 99.1 (Continued)

                9.   The votes cast for, against or abstaining from, and the broker non-votes with respect to, the approval of the Stockholder Proposal regarding Stockholder Rights Plan Changes were as follows:

No. of Shares Voted For	% of Outstanding Shares Voted For	No. of Shares Voted Against	% of Outstanding Shares Voted Against	No. of Abstentions	No. of Broker Non-Vote
210,773,030	39.25	135,143,706	25.17	7,245,555	90,163,814

/s/ JAMES J. RAITT
James J. Raitt
Inspector of Election

Dated:	September 25, 2003
Omaha, Nebraska